UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 11, 2007

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On July 11, 2007, the Board of Directors of LSB Industries, Inc. (“LSB”) approved the redemption of all of its outstanding $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (“$3.25 Preferred”). LSB mailed a notice of redemption to all holders of record of its $3.25 Preferred on July 12, 2007. The redemption date is scheduled for August 27, 2007, and the redemption price is $50.00 per share of $3.25 Preferred, plus $26.25 per share in accrued and unpaid dividends pro-rata to the date of redemption. As of the date of this report, 193,295 shares of $3.25 Preferred were outstanding. UMB Bank, n.a., is the exchange agent in connection with this redemption. The $3.25 Preferred will be redeemed using a portion of the proceeds of LSB’s recently completed $60 million offering of its 5.5% Convertible Senior Subordinated Debentures due 2012.

The holders of shares of $3.25 Preferred have the right to convert each share into 4.329 shares of LSB’s common stock, which right to convert terminates 10 days prior to the redemption date. If a holder converts its shares of $3.25 Preferred, the holder would not be entitled to any accrued and unpaid dividends as to the shares of $3.25 Preferred converted. If all of the outstanding shares of $3.25 Preferred are converted, 836,774 shares of LSB common stock would be issuable.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Redemption Notice, dated July 12, 2007, for the LSB Industries, Inc.’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2007
                                LSB INDUSTRIES, INC.
By:   /s/ Jack E. Golsen
Jack E. Golsen
Chairman of the Board and
Chief Executive Officer